LYONDELLBASELL INDUSTRIES AF S.C.A.
LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AWARD AGREEMENT

By letter dated April 1, 2008 (the “Grant Letter”), LyondellBasell Industries AF S.C.A., a Luxembourg company (the “Company”), grants to the recipient of the Grant Letter (the “Participant”) an award under the LyondellBasell Industries AF S.C.A. Long-Term Incentive Plan (the “Plan”), as further described herein.

Effective as of April 1, 2008 (the “Grant Date”), the Company now grants to Participant and Participant accepts the number of Phantom Units set forth in the Grant Letter (the “Award”).  This Award is subject to the terms and conditions of the Plan, this Award Agreement, and the Grant Letter.

1.           Relationship to the Plan.

This Award is subject to all of the terms and conditions of the Plan and to such administrative requirements or interpretations as the Plan Administrator, acting in its sole discretion, may adopt.

2.           Definitions.

Except as defined in this Award Agreement, capitalized terms have the meanings ascribed to them in the Plan, and, if not defined therein, the Equity Purchase Agreement.

“Affiliate” means, with respect to any Person or entity, any other Person or entity that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person or entity.  “Control” means the power to direct the management and policies of a Person or entity, affirmatively (by direction) and negatively (by veto), directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Appraised Unit Value,” as of any date, shall mean the Appraised Value of NAG as of the applicable Valuation Date divided by the number of outstanding NAG Units as of such Valuation Date.

 “Appraised Value,” as of any date, shall mean the value of NAG that a willing buyer would pay to a willing seller in an arm’s length transaction as of such date, determined by the Supervisory Board of the Company (the “Supervisory Board”), in its reasonable discretion and acting in good faith following receipt of a valuation opinion regarding the range of appropriate Appraised Values from a third-party accounting firm, investment banking firm or other expert that regularly engages in the business of valuation (a “Third Party Appraiser”). The Appraised Value shall take into consideration all valuation factors that the Supervisory Board or the Third Party Appraiser considers relevant under the circumstances, which may include but not be limited to (i) the nature and history of NAG’s business; (ii) the economic outlook in general and the condition and outlook of NAG’s specific industry in particular; (iii) the book value of the NAG Units and the financial condition of NAG’s business; (iv) NAG’s earnings capacity; (v) the existence of enterprise goodwill or other intangible value; and (vi) the market price of publicly traded stocks of corporations engaged in the same or similar lines of business; provided, however, that the Appraised Value shall not take into consideration any discounts for lack of marketability of the NAG Units, any minority discount or any control premium.  If any subsidiary of NAG has a class of publicly traded equity securities, then the value of that subsidiary for appraisal purposes shall be based on the market value of those publicly traded securities.  The Third Party Appraiser shall deliver its opinion regarding the range of appropriate Appraised Values of NAG as of the applicable Valuation Date, and shall, to the extent commercially practicable, deliver such opinion by a date no more than 21 days after the applicable Valuation Date.  The Supervisory Board shall use reasonable efforts to cause the Third Party Appraiser to do so within such time period.

The Supervisory Board shall, if it deems necessary or if requested by either Management LLC or AI Petrochemicals LLC, request an opinion regarding the fairness of such valuation to Management LLC and/or AI Petrochemicals LLC performed by a reputable third party firm that regularly provides such opinions.  All parties will cooperate and use reasonable efforts to ensure that the date of determination will comply with any legal requirements with respect to timing of valuation and payment.  The requesting party shall bear all fees and expenses associated with obtaining a fairness opinion.

“Award” means the Phantom Units granted to a Participant pursuant to this Award Agreement.

“Award Agreement” means this agreement which, together with the Plan, sets forth the terms, conditions and limitations applicable to this Award.

“Blavatnik Group” means, collectively, (a) Mr. Leonard Blavatnik, his spouse, direct descendants, siblings, parents, children of siblings, or grandchildren, grand nieces and grand nephews, any other members of the immediate Blavatnik family, (b) any trust or any entity directly or indirectly controlled by, or for the benefit of, one or more members of the Blavatnik family described above, or (c) any trust (a “Blavatnik Charitable Trust”)  (i) for the benefit of a charity created by any member of the Blavatnik family described above, (ii) to which any such member of the Blavatnik family described above is a substantial donor or grantor, (iii) the estate, executor, administrator or committee of beneficiaries of any member of the Blavatnik Group listed in clause (i) or (ii) of this definition;  provided that, in the case of any Blavatnik Charitable Trust, a member of the Blavatnik Group described in clause (i) or (ii) of this definition maintains control thereof.  For purposes of this definition only, “control” of a Blavatnik Charitable Trust means the possession of the power to direct or cause the direction of management and policies of such Blavatnik Charitable Trust in respect of the issued share capital of NAG Holdings LLC owned by such Blavatnik Charitable Trust.

 “Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person (or, if such Person is a partnership and does not have a board of directors (or similar governing body), the board of directors (or similar governing body) of such Person’s general partner) or, except with respect to the definition of “Change of Control” any duly authorized committee thereof.

“Cause” means (a) the Participant’s continued and willful refusal to substantially perform his duties (other than a willful refusal resulting from the Participant’s incapacity due to physical or mental illness) after the Plan Administrator delivers a demand for substantial performance that specifically identifies the Plan Administrator’s determination of the manner in which the Participant has not substantially performed his duties and the Participant’s performance is not cured to the Plan Administrator’s reasonable satisfaction within thirty (30) days from that demand;  (b) the Participant’s engagement in willful misconduct or dishonesty that is materially injurious, monetarily or otherwise, to the Company, a Subsidiary, or an Affiliate;  or (c) a Participant’s final conviction of a felony.  Notwithstanding the foregoing, a Participant shall not be deemed terminated for Cause without (1) the Plan Administrator’s reasonable written notice to a Participant setting forth the reasons the Plan Administrator intends to characterize the Participant’s termination as a termination for Cause and (2) the Participant’s opportunity, together with his counsel, to be heard before the Plan Administrator.  It is specifically agreed that Cause shall exclude any act or omission by a Participant in the good faith exercise of the Participant’s business judgment as an officer.

“Change of Control” for purposes of this Agreement, a Change of Control means the occurrence of any of the following:  (a) the Sponsor ceases to hold legally and beneficially (i) issued share capital having the right to cast at least 51% (or, following a Listing, at least 35%) of the votes capable of being cast in general meetings of the Company or NAG or (ii) before a Listing, the right to determine the composition of the majority of the board of directors or equivalent body of the Company or NAG; (b) following a Listing, any Person or group of Persons acting in concert (other than the Sponsor) owns, directly or indirectly, a greater percentage of the issued share capital or issued share capital with voting rights of the Company or NAG than the Sponsor or, at any time, otherwise acquires control of the Company or NAG; (c) the replacement of a majority of the Board of Directors of the Company or NAG over a two-year period from the directors who constituted the Board of Directors of the Company or NAG, as applicable, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company or NAG, as applicable then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or (d) the adoption by the stockholders of the Company or members of NAG of a plan or proposal for the liquidation or dissolution of the Company or NAG, respectively, or the sale of all or substantially all the assets of the Company or NAG, respectively.

“Code” means the Internal Revenue Code of 1986, as amended.

“Deferral Election” means the Participant’s election of the date upon which the Company shall make a distribution to him of his interest in any vested Phantom Units in accordance with the terms of this Award Agreement, if and to the extent permitted by the Plan Administrator; provided, however, that (i) such Deferral Election shall be irrevocable and (ii) any Deferral Election must be made on the form provided by the Plan Administrator.

“Disability” means a permanent and total disability, as defined in the applicable long-term disability plan or policy of the Company or its Subsidiaries.

“Employment” means employment as an employee of the Company or any of its Subsidiaries or Affiliates.  Neither the Participant’s transfer from employment by the Company to employment by any Subsidiary or Affiliate, the Participant’s transfer from employment by any Subsidiary or Affiliate to Company employment, nor the Participant’s transfer between Subsidiaries and/or Affiliates shall be deemed to be a termination of Participant’s employment.  Moreover, a Participant’s employment shall not be deemed to terminate because the Participant is absent from active employment due to temporary illness, during authorized vacation, during temporary leaves of absence granted by the Company or the employing Subsidiary or Affiliate for professional advancement, education, health or government service, during military leave for any period if the Participant returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement.  Termination of employment is governed by the laws of employment of the country in which the Participant is employed.  Notwithstanding anything contained herein to the contrary, no Participant who is a U.S. taxpayer shall be considered to have terminated employment for purposes of the Plan and the Award Agreement unless the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code.

“Equity Interests” means, with respect to any Person, all of the capital stock of such Person and all warrants, options or other rights to acquire the capital stock of such Person, including any contribution from shareholders without any issuance of shares (but excluding any debt security that is convertible into, or exchangeable for, such capital stock).

“Equity Purchase Agreement” means that certain equity purchase agreement between Management LLC and Participant setting forth the terms and conditions pertaining to Participant’s equity investment in Management LLC., which has an equity investment in NAG.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Holding Company” means, in relation to a company, corporation or other legal entity, any other  company, corporation or other legal entity in respect of which the former company, corporation or other legal entity is a Subsidiary.

“IPO” means, with respect to any entity, the first public offering of the common equity securities of such entity pursuant to a registration statement (other than a Form S-8 or successor form) filed with and declared effective by the United States Securities and Exchange Commission or any similar transaction conducted outside the United States.

“Listing” means a listing of all or any of the share capital of the Company or any of its Subsidiaries or any Holding Company or any of its Subsidiaries (excluding the Sponsor (to the extent not a Subsidiary of the Company) and any such Holding Company of the Company or any of its Subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its Subsidiaries) on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company or any of its Subsidiaries or any Holding Company of the Company or any of its Subsidiaries (excluding the Sponsor (to the extent not a Subsidiary of the Company) and any such Holding Company of the Company or any of its Subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its Subsidiaries) in any jurisdiction or country.

“Management LLC” means LyondellBasell Management LLC, a Delaware limited liability company.

“NAG” means NAG Investments LLC, a Delaware limited liability company, which, directly or indirectly, owns 12,987 Voting Redeemable Preference A Shares (“Preference A Shares”) in Nell Limited (“Nell”), Access Industries Holdings LLC owns 13 Preference A Shares in Nell and Mr. Leonard Blavatnik owns 1,000 Voting Redeemable Preference B Shares in Nell; Nell in turn, indirectly owns all of the outstanding Equity Interests of the Company, and shall include the surviving entity in any merger or successor entity resulting from any conversion of NAG.

“NAG Unit” means a unit representing limited liability company interests in NAG issued by NAG to its members in exchange for capital contributions as evidence of such member’s ownership interest in NAG.  The term “NAG Unit” shall also include the equity securities of any entity with which NAG shall be merged, or into which it shall be converted, pursuant to its limited liability company agreement and the laws of the State of Delaware.

“Parent” means BI S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg.

“Payment Date” means the Payment Date specified in a valid Deferral Election, or if no Deferral Election is made, the earliest of  (a) the Normal Vesting Date;  (b) 60 days following termination due to death, Disability, involuntary termination without Cause, or Retirement; or (c) 30 days following a Change of Control that meets the requirements of Section 409A(a)(2)(A)(v) and any related regulations or pronouncements. Notwithstanding the foregoing, (1) in no event shall any Payment Date occur prior to January 2, 2009 except as otherwise permitted by Section 4(c) of this Award Agreement, and (2) any payment that the Participant would have been entitled to receive prior to January 2, 2009 but for the operation of this sentence shall be made in full on January 2, 2009 without interest.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phantom Unit” means the right to the Appraised Unit Value, if any, of a NAG Unit and is used solely for the purpose of determining benefits under the Plan.

“Plan Administrator” means the Company or its Delegate (as such term is defined in the Plan).

“Retirement” means the Participant’s voluntary termination of Employment on or after the earliest of (a) age 65, (b) age 55 with 10 years of participation service credited under a qualified defined benefit pension plan that is maintained by the Company, a Subsidiary or an Affiliate and in which the Participant is eligible to participate, or (c) with regard to a Participant whose primary place of employment with the Company, a Subsidiary or an Affiliate is now or has ever been outside the United States, whenever retirement is permitted under applicable law and Participant is eligible to receive a retirement benefit.  The Plan Administrator shall have the authority, in its sole discretion, to determine the location of the Participant’s primary place of employment and the applicable law.

“Specified NAG Subsidiary” means any entity directly or indirectly owned by NAG that, together with the subsidiaries of such entity, accounts for a majority of the consolidated assets or revenues of NAG, based on the latest available year-end financial statements of NAG (which shall be audited if NAG prepares audited financial statements in the ordinary course of business).

“Sponsor” means (a) the Blavatnik Group and/or (b) other funds, limited partnerships or companies managed or controlled by Mr. Leonard Blavatnik, including Parent, for so long as so managed or controlled.

“Subsidiary” means with respect to any Person, (a) a corporation a majority of the voting Equity Interests of which are at the time, directly or indirectly, owned by such Person; (b) any other Person (other than a corporation), including, a partnership, limited liability company, business trust or joint venture, in which such Person, at the time thereof, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions); or (c) for so long as LBI or any of its Subsidiaries has a 50% ownership interest in Lyondell Bayer Manufacturing Maasvlakle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF.

“Valuation Date” means the earlier of:

(a)           December 31 of the year preceding the Normal Vesting Date; or

(b)           the December 31 that occurs on or immediately preceding (i) the date of involuntary termination of a Participant’s Employment without Cause, or (ii) the date of the termination of a Participant’s Employment due to death, Disability or Retirement;

provided, however, that if a Change of Control or an IPO of NAG or an IPO of a Specified NAG Subsidiary (each a “Trigger Event”) has occurred following the valuation date as determined pursuant to clause (a) or (b) above and on or before the Payment Date, then the “Valuation Date” shall be the date of the Trigger Event rather than the date set forth in clause (a) or (b) above that would otherwise apply.  Furthermore, in the event the Payment Date occurs on or after the date of an IPO of NAG, the applicable Valuation Date shall be the most recent preceding date upon which a sale of common equity securities in NAG is reported by the principal securities exchange on which such shares are traded.  Notwithstanding the foregoing, if a Participant has made a Deferral Election, the applicable Valuation Date shall be the valuation date as specified in the Deferral Election.

“Vesting Date” means the earlier of (a) the third anniversary of the Grant Date (the “Normal Vesting Date”) or (b) such other date specified for vesting of all or a portion of an award pursuant to Section 3.

3.             Vesting.

(a)           All Phantom Units shall vest on the Normal Vesting Date; provided, however, that, except as otherwise set forth in this Section 3, (i) the Participant must be in continuous Employment at all times between the Grant Date and the Normal Vesting Date, and (ii) in the event of termination of Employment prior to the Normal Vesting Date, all Phantom Units shall be forfeited.

(b)           If, prior to the Normal Vesting Date, the Participant’s Employment with the Company is terminated due to death, Retirement, Disability or involuntary termination without Cause, then the Participant shall become vested in a reduced number of Phantom Units, which shall be calculated by multiplying the number of Phantom Units awarded under this Award Agreement by a fraction, the numerator of which is the number of calendar days that have elapsed from the Grant Date through the date of his termination of Employment and the denominator of which is 1095.  Any Phantom Units in excess of such number shall remain unvested and shall be forfeited as of the date of his termination of Employment.

(c)           Notwithstanding any provision in this Award Agreement to the contrary, the Participant shall become fully vested in all outstanding Phantom Units granted under this Award Agreement upon the occurrence of a Change of Control or an IPO of NAG.

(d)           Upon the exercise of a put option with regard to all or some of the Units that the Participant has obtained as set forth in the Equity Purchase Agreement, the Participant shall forfeit an equivalent number of any unvested Phantom Units.

(e)           No vesting requirements shall apply to any dividend equivalents payable in accordance with Section 4(c) of this Award Agreement.

4.             Payment.

(a)           The Company shall pay, or cause the employing Subsidiary or Affiliate to pay, the Participant a lump-sum cash payment upon the Payment Date in an amount equal to the product of  (i) the number of vested Phantom Units multiplied by (ii) the Appraised Unit Value as of the applicable Valuation Date.

(b)           From and after such time as the Plan Administrator, acting in its sole discretion, decides to permit deferrals under the Plan, the Participant may elect to defer the receipt of any payment to which he is entitled in satisfaction of the Phantom Units by the completion of a valid Deferral Election.

(c)           The Participant shall be entitled to receive a payment that is equivalent to the dividend payable on a particular date for a NAG Unit, multiplied by the number of Phantom Units granted to him pursuant to this Award.  The payment of such dividend equivalents shall occur on the same date as the payment of dividends on NAG Units.  The Participant may not defer the receipt of such dividend equivalents.

(d)           Notwithstanding any provision of this Agreement to the contrary, if upon the Participant’s termination of employment during the term of this Agreement, the Participant is providing services to “a corporation any stock in which is publicly traded on an established securities market or otherwise” within the meaning of Section 409A(2)(B)(i) of the Code, then this Section 4(d) shall apply.  If the Participant is identified by the Plan Administrator as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which he has a separation from service (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, then any payment to which he may become entitled in satisfaction of his vested Phantom Units under the terms of this Plan shall not take place prior to the earlier of (i) the first business day following the expiration of six months from the date of such separation from service, (ii) the date of Participant’s death or (iii) such other date as complies with the requirements of Section 409A of the Code.

5.             Tax Compliance Issues for Participants who are U.S. Taxpayers.

For Participants who are U.S. taxpayers:

(a)           This Award Agreement shall be interpreted and operated in a manner consistent with Section 409A of the Code, so as to avoid adverse tax consequences in connection with this Award of Phantom Units.

(b)           Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Award Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the amount of “parachute payments” (as defined in Section 280G of the Code) payable or required to be provided to Participant shall be automatically reduced (a “Reduction”) to the minimum extent necessary to avoid imposition of such Excise Tax if, and only if, by reason of the Reduction, the net after-tax benefit shall exceed the net after-tax benefit if the Reduction were not made.  “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to Participant under this Agreement, plus (ii) all other payments and benefits which Participant receives or is then entitled to receive from the Company, a Subsidiary or an Affiliate that, alone or in combination with the payments and benefits payable under this Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Award Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.

6.           Tax Compliance Issues for Participants who are not U.S. Taxpayers.

For Participants who are not U.S. taxpayers, Award payments are subject to compliance with the tax laws of the applicable jurisdictions.

7.           Withholding.

The Company has the right to deduct applicable taxes from any Phantom Unit Award payment, withhold an appropriate amount of cash for payment of taxes required by law at delivery or when cash vesting occurs under this Plan, or to take other action that, in the Company’s opinion, is necessary to satisfy all tax withholding obligations.

8.           Successors and Assigns.

This Phantom Unit Award shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted by the Plan.

9.           Shareholder Rights.

This Award Agreement shall not confer any rights upon the Participant as a unitholder of NAG or Management LLC or any right to receive NAG Units or any other form of equity interest in NAG, or any equity interest in Management LLC.

10.           No Right to Employment.

No provision of this Award Agreement shall confer any right to continued employment with the Company, a Subsidiary or an Affiliate, or to any employment with Management LLC, NAG or any other entity.

11.           Arbitration of Disagreements.

(a)           For Participants Paid on a U.S. Dollar Payroll:  For Participants paid on a U.S. Dollar payroll, any dispute, controversy or claim arising out of or relating to this Award Agreement shall be settled by final and binding arbitration conducted by the American Arbitration Association (the “AAA”) in the State of Delaware.  The arbitrator shall be selected by mutual agreement of the parties, if possible.  If the parties fail to reach agreement upon appointment of an arbitrator within 30 days after one party receives the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the AAA.  The selection process to be used is set forth in the rules of the AAA, but if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to appoint an arbitrator but shall continue to submit additional panels until an arbitrator has been selected.  All fees and expenses of the arbitration, including a transcript if requested, will be borne by the parties equally.

(b)           For Participants Paid other than on a U.S. Dollar Payroll:  For Participants paid other than on a U.S. Dollar payroll, any dispute, controversy or claim arising out of or relating to this Award Agreement shall be settled by final and binding arbitration conducted according to the laws of the Grand Duchy of Luxembourg.

12.           Governing Law.

(a)           For Participants Paid on a U.S. Dollar Payroll:  For Participants paid on a U.S. Dollar payroll, this Award Agreement shall be governed by, and construed and enforced according to, the laws of the State of Delaware.

(b)           For Participants Paid other than on a U.S. Dollar Payroll:  For Participants paid other than on a U.S. Dollar payroll, this Award Agreement shall be governed by, and construed and enforced according to, the laws of the Grand Duchy of Luxembourg.

LYONDELLBASELL INDUSTRIES AF S.C.A.

By:
Date		C. Bart de Jong
Senior Vice President, Human Resources

Date		Participant